Exhibit 99.1

Company Contact:	Mali Shrinivas
Chief Financial Officer
(310) 460-0050

FOR IMMEDIATE RELEASE

Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations, Inc.
(203) 222-9013

Mossimo, Inc. Comments on Recent Supreme Court Ruling

Santa Monica, California, March 18, 2004—Mossimo, Inc. (NASDAQ: MOSS) today announced that the California Supreme Court has denied its appeal in Cherokee vs. Mossimo. The Company had challenged the California Court of Appeal’s decision affirming a superior court judgment for Cherokee Inc., relating to a finder’s fee agreement between the two companies.

Edwin Lewis, Vice Chairman and President of Mossimo, Inc., stated, “While we are obviously disappointed with the Supreme Court’s decision, and continue to believe the facts and law supported our position, we do find satisfaction in knowing that we exhausted all avenues of appeal in this matter. We are excited about our new initiatives and we remain committed to executing our strategic plan and further leveraging our operating platform for growth.”

Founded in 1987, Mossimo, Inc. is a designer of men’s, women’s, boy’s and girl’s apparel and footwear, home textiles, cosmetics, eyewear and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q , filed with the S.E.C.